Kohl's Corporation Reports Financial Results
• Reports 1% total sales growth and adjusted EPS of $4.01 for 2015 (excluding loss on extinguishment of debt)
• Increases quarterly dividend 11% to $0.50 per share

MENOMONEE FALLS, Wis.--(BUSINESS WIRE)--February 25, 2016-- Kohl’s Corporation (NYSE:KSS) today reported results for the quarter and year ended January 30, 2016.

	Quarter			Year
($ in millions, except per share amounts)	2015	2014	Change	2015	2014	Change
Total sales	$6,387	$6,337	0.8%	$19,204	$19,023	1.0%
Comparable store sales	0.4%	3.7%	-	0.7%	(0.3)%	-
Net income:
Reported	$296	$369	(20)%	$673	$867	(22)%
Excluding loss on
extinguishment of debt	$296	$369	(20)%	$781	$867	(10)%
Diluted earnings per share:
Reported	$1.58	$1.83	(14)%	$3.46	$4.24	(18)%
Excluding loss on
extinguishment of debt	$1.58	$1.83	(14)%	$4.01	$4.24	(5)%

“We believe that the strategic framework of the Greatness Agenda is working as evidenced by our achievement of five consecutive quarters of positive comparable sales increases. I am particularly encouraged by the 4% increase we saw between Thanksgiving and Christmas. At the most competitive time in retail, customers were choosing Kohl’s,” said Kevin Mansell, Kohl’s chairman, president and chief executive officer. “This strength, however, was substantially offset by softness in early November and in January when demand for cold-weather goods was especially low, resulting in a quarterly comparable sales increase of 0.4%, which was below our expectations.”

Dividend
On February 24, 2016 Kohl's Board of Directors declared a quarterly cash dividend on the Company's common stock of $0.50 per share, an 11% increase over its prior dividend. The dividend is payable March 23, 2016 to shareholders of record at the close of business on March 09, 2016.

Store Update
As part of the Company’s ongoing efforts to find new and innovative ways to drive sales, in 2016, Kohl’s plans to:

•	Pilot a new smaller format Kohl’s store, opening 7 of these stores in various regions around the country

•	Add 2 additional Off-Aisle pilot stores in Wisconsin

•	Open 12 Fila outlet stores, which will mark Kohl’s first entry into the outlet space

Kohl’s continues to explore ways to enhance shareholder value through the optimization of its existing store portfolio. In 2016, Kohl’s will close 18 underperforming stores, representing less than one percent of total sales. The specific locations will be announced by the end of March. The closures are expected to generate annual SG&A savings of approximately $45 million and annual depreciation savings of approximately $10 million. The Company currently expects to incur approximately $150 - $170 million in charges as a result of these planned closures and the organizational realignment at the Company’s corporate offices which occurred earlier this month. The Company estimates that approximately $55 - $65 million of the charge will be recorded in the first quarter of 2016, with the remainder recorded in the second quarter.

“We see exciting growth potential in the new stores and new formats that we are opening this year and are heavily investing in the health of our overall stores portfolio to continue to serve our current and future customers,” Mansell said. “A vital component of our omnichannel approach is to clearly understand the evolving retail environment and ensure that we are well-positioned to leverage our resources on productive projects.”

“While the decision to close stores is a difficult one, we evaluated all of the elements that contribute to making a store successful, and we were thoughtful and strategic in our approach. We are committed to leveraging our resources on our more productive assets,” Mansell said.

“Importantly, we also wanted to provide the best options for our associates and are proud that every affected store associate will be offered a position at a nearby Kohl’s location, or if they prefer, a competitive severance package.”

Initial 2016 Earnings Guidance
The Company expects earnings per diluted share of $4.05 to $4.25 for fiscal 2016, exclusive of the above-referenced charges. This guidance is based on the following assumptions:

•	Total sales range of (0.5)% to 0.5%

•	Comparable sales increase of 0% to 1.0%

•	Gross margin as a percentage of sales to increase 0 to 20 basis points over 2015

•	SG&A expense to increase 1.0% to 2.0% over 2015

•	Depreciation expense to be $940 million

•	Interest expense to be $310 million

•	Effective tax rate of 37%

•	$600 million in share repurchases at an average price of $50 per share

•	Capital expenditures of $825 million

Fourth Quarter 2015 Earnings Conference Call
Kohl's will host its quarterly earnings conference call at 8:30 am ET on February 25, 2016. The phone number for the conference call is (800) 230-1074. Replays of the call will be available for 30 days by dialing (800) 475-6701.  The conference ID is 387600. The conference call and replays are also accessible via the Company's web site at http://www.kohlscorporation.com/investors/events-and-presentations.

Cautionary Statement Regarding Forward-Looking Information
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including 2016 earnings guidance and the impact of expected store closures. Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in Item 1A in Kohl's Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

About Kohl's
Kohl’s (NYSE: KSS) is a leading specialty department store with 1,164 stores in 49 states. With a commitment to inspiring and empowering families to lead fulfilled lives, the company offers amazing national and exclusive brands, incredible savings and inspiring shopping experiences in-store, online at Kohls.com and via mobile devices. Committed to its communities, Kohl’s has raised more than $274 million for children’s initiatives nationwide through its Kohl’s Cares® cause merchandise program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For additional information about Kohl’s philanthropic and environmental initiatives, visit www.Kohls.com/Cares. For a list of store locations and information, or for the added convenience of shopping online, visit www.Kohls.com.

Connect with Kohl’s:
Facebook (http://www.facebook.com/Kohls)
Twitter (http://twitter.com/Kohls)
Google+ (http://plus.google.com/+Kohls)
Pinterest (http://pinterest.com/Kohls)
Instagram (http://instagram.com/Kohls)
YouTube (http://youtube.com/Kohls)

Contacts
Investor Relations:
Wes McDonald, Chief Financial Officer, (262) 703-1893

Media:
Jen Johnson, VP, Corporate Communications, (262) 703-5241

KOHL'S CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In Millions, except per share data)
(Unaudited)

	Quarter Ended		Year Ended
	Jan 30, 2016	Jan 31, 2015	Jan 30, 2016	Jan 31, 2015

Net sales	$6,387	$6,337	$19,204	$19,023
Cost of merchandise sold	4,275	4,190	12,265	12,098

Gross margin	2,112	2,147	6,939	6,925

Operating expenses:
Selling, general, and administrative	1,332	1,272	4,452	4,350
Depreciation and amortization	239	221	934	886

Operating income	541	654	1,553	1,689

Interest expense, net	79	84	327	340

Loss on extinguishment of debt	—	—	169	—

Income before income taxes	462	570	1,057	1,349
Provision for income taxes	166	201	384	482

Net income	$296	$369	$673	$867

Basic net income per share	$1.58	$1.85	$3.48	$4.28
Average number of shares	187	199	193	203

Diluted net income per share	$1.58	$1.83	$3.46	$4.24
Average number of shares	187	201	195	204

As a percent of net sales:
Gross margin	33.1%	33.9%	36.1%	36.4%
Selling, general and
administrative expenses	20.9%	20.1%	23.2%	22.9%
Operating income	8.5%	10.3%	8.1%	8.9%
Net income	4.6%	5.8%	3.5%	4.6%

Excluding loss on
extinguishment of debt:
Net income	$296	$369	$781	$867
Diluted net income per share	$1.58	$1.83	$4.01	$4.24
Net income as a percent of net sales	4.6%	5.8%	4.1%	4.6%

KOHL'S CORPORATION
CONSOLIDATED BALANCE SHEETS
(In Millions)
(Unaudited)

	Jan 30, 2016	Jan 31, 2015
Assets
Current assets:
Cash and cash equivalents	$707	$1,407
Merchandise inventories	4,038	3,814
Other	331	359

Total current assets	5,076	5,580

Property and equipment, net	8,308	8,515
Other assets	222	238

Total assets	$13,606	$14,333

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,251	$1,511
Accrued liabilities	1,206	1,160
Income taxes payable	130	78
Current portion of capital lease
and financing obligations	127	110

Total current liabilities	2,714	2,859

Long-term debt	2,792	2,780
Capital lease and financing obligations	1,789	1,858
Deferred income taxes	257	313
Other long-term liabilities	563	532
Shareholders' equity	5,491	5,991

Total liabilities and shareholders' equity	$13,606	$14,333

KOHL'S CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Millions)
(Unaudited)

	2015	2014

Operating activities
Net income	$673	$867
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	934	886
Share-based compensation	48	48
Excess tax benefits from share-based compensation	(10)	(3)
Deferred income taxes	(38)	49
Other non-cash revenues and expenses	24	31
Loss on extinguishment of debt	169	—
Changes in operating assets and liabilities:
Merchandise inventories	(215)	68
Other current and long-term assets	43	(30)
Accounts payable	(260)	146
Accrued and other long-term liabilities	53	30
Income taxes	53	(68)

Net cash provided by operating activities	1,474	2,024

Investing activities
Acquisition of property and equipment	(690)	(682)
Sales of investments in auction rate securities	—	82
Other	9	7

Net cash used in investing activities	(681)	(593)

Financing activities
Treasury stock purchases	(1,001)	(677)
Shares withheld for restricted shares	(27)	(19)
Dividends paid	(349)	(317)
Proceeds from issuance of debt	1,098	—
Deferred financing costs	(10)	—
Reduction of long-term borrowings	(1,085)	—
Premium paid on redemption of debt	(163)	—
Proceeds from financing obligations	1	6
Capital lease and financing obligation payments	(114)	(114)
Proceeds from stock option exercises	147	123
Excess tax benefits from share-based compensation	10	3

Net cash used in financing activities	(1,493)	(995)

Net (decrease) increase in cash and cash equivalents	(700)	436
Cash and cash equivalents at beginning of period	1,407	971

Cash and cash equivalents at end of period	$707	$1,407